Consent of Independent Registered Public Accounting Firm

The Board of Trustees of BNY Mellon Funds Trust:

We consent to the use of our firm under the heading "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information.
/s/ KPMG LLP

New York, New York
May 23, 2016